CONTACTS

Vernon W. Hill, II	C. Edward Jordan, Jr.
Chairman and President	Executive Vice President

(856) 751-9000

COMMERCE BANCORP CORE DEPOSITS UP 27%,
LOANS UP 34%

January 17, 2006 - Cherry Hill, New Jersey - Commerce Bancorp, Inc. (NYSE Symbol: CBH) reported increased assets, deposits and loans for the fourth quarter of 2005, announced Vernon W. Hill, II, Chairman of the multi-bank holding company.

2005 FINANCIAL HIGHLIGHTS

	Year Ended
	12/31/05	12/31/04	% Change
	(dollars in millions, except per share data)

Total Assets:	$38,466	$30,501	26%
Core Deposits:	33,870	26,657	27%
Total (Net) Loans:	12,525	9,319	34%
Total Revenues:	$1,596.4	$1,392.9	15%
Net Income:	282.9	273.4	3%
Net Income Per Share - As Reported:	$1.61	$1.63	(1)%
Net Income Per Share - As Adjusted: *	$1.72	$1.63	6%

* Excluding non-recurring charges of $19.3 million, net of tax, in the fourth quarter of 2005.

Chairman’s Statement

Commented Chairman Hill, “2005, and particularly the fourth quarter of 2005, was both exciting and challenging for Commerce as we continued to dramatically expand the unique Commerce model while challenged by the worst interest rate environment in recent years.”

Exciting events in the fourth quarter of 2005 included:

•	The expansion into Southeast Florida with the completion of our acquisition of Palm Beach County Bank with 7 stores in Palm Beach County, Florida, now re-branded as Commerce Bank stores.

•	The acquisition of eMoney Advisor, Inc., America’s premier wealth management solution and its exciting expansion into the Commerce Bank customer base.

•	The accelerated vesting of all prior stock options in the fourth quarter leaving Commerce with no legacy stock option expense for 2006 and beyond.

Commerce, like all banks, was challenged by a unique interest rate environment with a flat yield curve which dramatically reduced our net interest margin and impeded our historical net interest income growth in 2005:

•
During 2005, our net interest margin was reduced to 3.77% from 4.28% in 2004. We are anticipating our net interest margin in 2006 to stabilize at or improve from the 3.52% margin in the fourth quarter of 2005.

•
Commerce utilized the flat yield curve to reposition approximately $1.5 billion of our investment portfolio from fixed to floating, a protective measure against further net interest margin compression.

•	To complete this repositioning, the Company incurred an after-tax charge of approximately $17 million or $.09 per share in the fourth quarter of 2005.

Prior to the repositioning and other non-recurring charges in the fourth quarter, totaling $19.3 million net of tax, Commerce grew net income 11% and net income per share 6% in a very difficult interest rate environment:

	Year Ended
	12/31/05	12/31/04	% Change
	(dollars in thousands, except per share data)

Net Income - As Adjusted	$302,221	$273,418	11%
Net Income Per Share - As Adjusted	$1.72	$1.63	6%

Continued growth of core deposits continues to drive the Company’s earnings growth. In a more normal interest rate environment, net interest income growth should return to historic levels. In 2005:

•	Total core deposits grew $7.2 billion, up 27%.
•	Our annualized deposit growth per store was $20 million.
•	Comparable store deposit growth was 19% for stores open two years or more and 24% for stores open one year or more.
•	Deposit charges and service fees grew 30% for the year.

The Commerce expansion continues unabated and in 2005 we:

•	Opened 47 new stores plus the acquisition of 7 stores in Southeast Florida.
•	Opened our first 7 stores in Metropolitan Washington D.C.
•	Committed to opening 65 new stores in 2006.

Commerce experienced record loan growth in 2005:

•	Total loans increased 34%.
•	Our loan-to-deposit ratio increased to 36%.
•
Our excellent asset quality continued with non-performing assets of only .09%, which allowed us to reduce our allowance for credit losses to 1.12%, while still providing reserve coverage of over 400% of non-performing loans.

Increased capital and shareholder value is an important goal of Commerce and in 2005:

•	Shareholder equity increased 39% to $2.3 billion.
•	Book value per share grew 17% to $12.38.
•	Total market capitalization increased 19% to $6.1 billion.

Shareholder return is a primary goal of Commerce and in 2005:

•	We announced an increase in our cash dividend of 9%, our 14th year of annual increase.
•	Commerce produced the following shareholder returns:
		December 31, 2005
		Commerce	S & P Index

1	Year	8%	5%
5	Years	17%	1%
10	Years	28%	9%

Income Statement

Three Months Ended			Year Ended
December 31			December 31
2005	2004	% Change	2005	2004	% Change

(dollars in thousands, except per share data)

Total Revenues:	$397,523	$374,893	6%	$1,596,376	$1,392,856	15%
Total Expenses:	320,893	253,111	277	1,146,380	938,778	22
As Reported
Net Income:	$46,938	$75,118	(38)	$282,939	$273,418	3
Net Income Per Share:	$.26	$.44	(41)	$1.61	$1.63	(1)
As Adjusted
Net Income:*	$66,286	$75,118	(12)	$302,221	$273,418	11%
Net Income Per Share:*	$.36	$.44	(18)	$1.72	$1.63	6%

* Excluding non-recurring charges of $19.3 million, net of tax, in the fourth quarter of 2005.

Balance Sheet
					Linked Quarter
	12/31/05	12/31/04	% Increase	9/30/05	$ Increase	% Increase
	(dollars in millions)
Total Assets:	$38,466	$30,501	26%	$36,294	$2,172	6%
Total Loans (Net):	12,525	9,319	34	11,150	1,375	12
Core Deposits:	33,870	26,657	27	32,371	1,499	5
Total Deposits:	34,727	27,659	26	33,244	1,483	4

Growth Targets
	Growth Targets	Last 5 Year Growth %	Actual % 2005

Total Deposits:	24-26%	36%	26%
Two-Year Comp Store Deposits:	18-20	25	19
Total Revenue:	23-25	28	15

Net Income:	23-25	30	3
Net Income Per Share:	18-20	21	(1)

Total Deposits

The Company’s deposit growth continues with total deposits at December 31, 2005 of $34.7 billion, a $7.1 billion increase or 26% over total deposits of $27.7 billion a year ago. Core deposits grew $1.5 billion in the fourth quarter.

	12/31/05	12/31/04	$ Increase	% Increase
	(dollars in millions)
Core Deposits	$33,870	$26,657	$7,213	27%

Total Deposits	$34,727	$27,659	$7,068	26%

Regional Deposit Growth

  Deposit growth by region is as follows:

	# of Stores	12/31/05	12/31/04	$ Increase	% Increase	Average Store Size	Annualized Growth/ Store
	(dollars in millions)
Northern New Jersey	127	$10,871	$9,093	$1,778	20%	$86	$15
New York City	47	4,492	3,195	1,297	41	96	33
Long Island/NY State	37	3,219	2,326	893	38	87	32
Metro New York	211	$18,582	$14,614	$3,968	27%	$88	$22
Metro Philadelphia	148	15,771	13,045	2,726	21	107	17
Metro Washington	7	81	N/A	81	N/A	12	56
Southeast Florida	7	293	N/A	293	N/A	N/A	N/A
Total	373	$34,727	$27,659	$7,068	26%	$93	$20

Comparable Store Core Deposit Growth

Comparable store deposit growth is measured as the year-over-year percentage increase in core deposits for stores open two years or more at the balance sheet date. Additional information is provided below for stores opened one year or more at the balance sheet date.

At December 31, 2005 the Company had 81 stores in New York State. Of these stores, 41 are included in the comparable store growth for stores open 2 years or more and 62 are included in the comparable store growth for stores open one year or more at the balance sheet date.

	Core Deposit Growth
	Stores Open 2		Stores Open 1
	Years or More		Year or More
	# of Stores	Comp Store Increase	# of Stores	Comp Store Increase

Metro Philadelphia	131	18%	141	20%
Northern New Jersey	98	14	116	20
New York City	25	37	37	48
Long Island/NY State	16	21	25	35
Total	270	19%	319	24%
Excluding Time Deposits		20%		25%

Core Deposits

Core deposit growth by type of account is as follows:

	12/31/05	12/31/04	$ Increase	% Increase	4th Quarter Cost of Funds
	(dollars in millions)
Demand	$8,020	$6,407	$1,613	25%	.00%
Interest Bearing Demand	13,287	11,604	1,683	15	2.52
Savings	9,451	6,166	3,285	53	2.02
Subtotal	30,758	24,177	6,581	27%	1.72%

Time	3,112	2,480	632	26	3.14
Total Core Deposits:	$33,870	$26,657	$7,213	27%	1.85%

Core deposit growth by type of customer is as follows:

	12/31/05	% Total	12/31/04	% Total	Annual Growth %
	(dollars in millions)
Consumer	$14,990	44%	$12,227	46%	23%
Commercial	12,380	37	9,138	34	35
Government	6,500	19	5,292	20	23

Total	$33,870	100%	$26,657	100%	27%

Net Income and Net Income Per Share

Net income totaled $46.9 million for the fourth quarter of 2005, down $28.2 million or 38% from net income of $75.1 million for the fourth quarter of 2004. For the year ended December 31, 2005, net income totaled $282.9 million, up $9.5 million or 3% over net income of $273.4 million for the year ended December 31, 2004.

On a diluted per share basis, net income for the fourth quarter of 2005 was $.26 compared to $.44 for the fourth quarter of 2004, a 41% decrease. On a diluted per share basis, net income for the year ended December 31, 2005 was $1.61 compared to $1.63 for the year ended December 31, 2004.

	Three Months Ended			Year Ended
	12/31/05	12/31/04	% Change	12/31/05	12/31/04	% Change
	(dollars in thousands, except per share data)
As Reported
Net Income	$46,938	$75,118	(38)%	$282,939	$273,418	3%
Net Income Per Share	$.26	$.44	(41)	$1.61	$1.63	(1)

As Adjusted
Net Income *	$66,286	$75,118	(12)	$302,221	$273,418	11%
Net Income Per Share *	$.36	$.44	(18)	$1.72	$1.63	6%

* Excluding non-recurring charges of $19.3 million, net of tax, in the fourth quarter of 2005.

Total Revenues

	Three Months Ended			Year Ended
	12/31/05	12/31/04	% Increase	12/31/05	12/31/04	% Increase
	(dollars in thousands, except per share data)
Total Revenues	$397,523	$374,893	6%	$1,596,376	$1,392,856	15%
Revenue Per Share	$8.70	$8.57	1%	$8.91	$8.07	10%

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter totaled $298.8 million, a 7% increase over the $278.4 million recorded a year ago. For the year ended December 31, 2005, the Company recorded net interest income of $1.1 billion, a 13% increase over the $1.0 billion earned in the year ended December 31, 2004. The increase in net interest income in the quarter was due to volume increases in interest earning assets resulting from the Company’s continued core deposit growth.

The net interest margin for the fourth quarter of 2005 was 3.52%, down 15 basis points from the third quarter of 2005, and down 64 basis points from the 4.16% margin for the fourth quarter of 2004. The compression in net interest margin was caused by the continued increase in short-term rates reflecting the economic policy decisions of the Federal Reserve Board and the extended flat yield curve. We anticipate our net interest margin in 2006 to stabilize at or improve from the fourth quarter margin of 3.52%.

On a tax equivalent basis, the Company recorded $304.7 million in net interest income in the fourth quarter of 2005, an increase of $21.0 million or 7% over the fourth quarter of 2004. Net interest income on a tax equivalent basis of $1.2 billion was earned in the year ended December 31, 2005, an increase of $137.1 million or 13% over the year ended December 31, 2004.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of core deposits. The Company’s continuing ability to grow core deposits produces net interest income growth, despite rate compression caused by the flattening yield curve.

	Net Interest Income
December 2005 vs. 2004	Volume Increase	Rate Change	Total Increase	% Increase
	(dollars in thousands)

Quarter	$65,411	($44,404)	$21,007	7%
Year	$272,528	($135,453)	$137,075	13%

The per share impact of the negative rate change was $.16 for the fourth quarter and $.50 for all of 2005.

Non-Interest Income

Excluding net investment securities (losses) gains, non-interest income for the fourth quarter of 2005 increased to $124.2 million from $95.8 million a year ago, a 30% increase. On the same basis, non-interest income for the year ended December 31, 2005 increased to $456.8 million from $372.4 million a year ago, a 23% increase. The increases in non-interest income are primarily attributable to the increases in deposit charges and service fees of 30% for both the fourth quarter and year ended December 31, 2005.

The growth in non-interest income for the fourth quarter and the year ended December 31, 2005 is more fully depicted below:

	Three Months Ended			Year Ended
	12/31/05	12/31/04	% Change	12/31/05	12/31/04	% Change
	(dollars in thousands)
Deposit Charges & Service Fees	$81,624	$62,847	30%	$282,692	$218,126	30%
Other Operating Income:
Commerce Insurance	18,137	16,395	11	76,216	72,479	5
Commerce Capital Markets	6,433	3,435	87	25,390	28,053	(9)
Loan Brokerage Fees	2,671	3,384	(21)	15,757	13,189	19
Other	15,359	9,753	57	56,769	40,585	40
Total Other Operating Income	42,600	32,967	29	174,132	154,306	13
Subtotal	$124,224	$95,814	30%	$456,824	$372,432	23%
Net Investment Securities
(Losses) Gains	(25,541)	637	-	(14,030)	2,639	-
Total Non-Interest Income	$98,683	$96,451	2%	$442,794	$375,071	18%

Non-Interest Expenses

Non-interest expenses for the fourth quarter of 2005 were $320.9 million, up 27% from $253.1 million a year ago. Non-interest expenses for the year ended December 31, 2005 were $1.1 billion, up 22% from $938.8 million a year ago. The increases in non-interest expenses for the fourth quarter and year ended December 31, 2005 were widespread throughout non-interest expense categories, reflecting the Company’s store expansion program.

Lending

Loans increased 34% to $12.7 billion from the fourth quarter of 2004, and the growth was widespread throughout all loan categories. On a linked quarter basis, excluding Florida, loans grew $1.1 billion, or 9%.

Geographically, loan growth has occurred in the following markets:

	12/31/05	12/31/04	$ Increase	% Increase	% of Total Growth
	(dollars in millions)
Metro Philadelphia	$6,057	$4,931	$1,126	23%	35%
Northern New Jersey	4,065	3,266	799	24	25
New York/Long Island	2,147	1,258	889	71	28
Metro Washington	70	-	70	N/A	2
Southeast Florida	320	-	320	N/A	10

Total:	$12,659	$9,455	$3,204	34%	100%

	Loan Composition
	12/31/05	% of Total	12/31/04	% of Total	$ Increase	% Increase
	(dollars in millions)
Commercial	$3,299	26%	$2,452	26%	$847	35%
Owner-Occupied	2,402	19	1,998	21	404	20
Total Commercial	5,701	45%	4,450	47%	1,251	28%
Consumer	4,666	37%	3,342	35%	1,324	40%
Commercial Real Estate	2,292	18	1,663	18	629	38
Total Loans	$12,659	100%	$9,455	100%	$3,204	34%

Asset Quality

	Quarter Ended
	12/31/05	9/30/05	12/31/04

Non-Performing Assets/Assets	.09%	.09%	.11%
Net Loan Charge-Offs	.18%	.20%	.18%
Reserve for Credit Losses/Gross Loans	1.12%	1.23%	1.43%
Non-Performing Loan Coverage	407%	409%	413%
Non-Performing Assets/Capital	1%	2%	2%
and Reserves

Non-performing assets and loans past due 90 days at December 31, 2005 totaled $35.3 million or .09% of total assets, versus $34.1 million, or .11% of total assets a year ago.

Investments

At December 31, 2005, total investments increased to $22.5 billion. The available for sale and held to maturity portfolios totaled $9.5 billion and $13.0 billion, respectively.

During the fourth quarter, the Company sold approximately $1.5 billion of fixed rate securities with a yield of approximately 4.60%. The after tax loss was approximately $17.0 million or $.09 per share. Simultaneously, the Company purchased approximately $1.5 billion of floating rate securities with a current yield of approximately 5.25%.

Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio, excluding trading securities, as of December 31, 2005.

Product Description	Available For Sale	Held to Maturity	Total
	(in millions)
Mortgage-backed Securities:
Federal Agencies Pass Through	$1,282	$2,313	$3,595
Certificates (AAA Rated)
Collateralized Mortgage	7,568	8,879	16,447
Obligations (AAA Rated)
Obligations of State and	669	1,813	2,482
Political Subdivisions/Other
Total	$9,519	$13,005	$22,524

Duration (in years)	2.95	3.49	3.26
Average Life (in years)	5.54	5.90	5.75
Quarterly Average Yield	5.08%	4.89%	4.98%

At December 31, the after tax depreciation of the Company’s available for sale portfolio was $59.2 million.

Linked Quarter Comparison

A comparison of financial results for the quarter ended December 31, 2005 to the previous quarter ended September 30, 2005 is as follows: (dollars in thousands, except per share data)

	Three Months Ended		Linked Quarter
	12/31/05	9/30/05	$ Change	% Change
Total Assets	$38,466,037	$36,293,540	$2,172,497	6%
Total Loans (Net)	12,524,988	11,150,520	1,374,468	12
Core Deposits	33,869,540	32,370,994	1,498,546	5
Total Deposits	34,726,713	33,243,686	1,483,027	4
Total Revenues	397,523	412,153	(14,630)	(4)
Net Interest Income	298,840	287,374	11,466	4
Non-Interest Income	98,683	124,779	(26,096)	(21)
Non-Interest Expense	320,893	288,582	32,311	11
Net Income	46,938	79,455	(32,517)	(41)
Net Income Per Share	$.26	$.45	$(.19)	(42)

Capital Resources

Stockholders’ equity at December 31, 2005 increased to $2.3 billion, a $643.5 million increase, or 39% over stockholders’ equity of $1.7 billion at December 31, 2004.

Return on average stockholders equity (ROE) for the fourth quarter and years ended December 31, 2005 and 2004 is shown in the table below:

Return on Equity
Three Months Ended		Year Ended
12/31/05	12/31/04	12/31/05	12/31/04
8.67%	18.48%	14.90%	18.78%

At December 31, 2005, the Company’s book value per share was $12.38, a 17% increase over the book value per share of $10.61 at December 31, 2004.

The Company’s capital ratios at December 31, 2005 were as follows:

		Regulatory Guidelines
	Commerce	“Well Capitalized”

Leverage Ratio	6.03%	5.00%
Tier I	11.81%	6.00%
Total Capital	12.58%	10.00%

New Stores

During the fourth quarter of 2005, the Company added 31 new stores, increasing the total stores to 373. During the last three years, the Company has added 149 of its 373 stores.

Stores opened during the fourth quarter were as follows:

Metropolitan New York

Location	County

Smithtown	Suffolk (NY)
Farmingdale	Suffolk (NY)
Cedarhurst	Nassau (NY)
Montclair	Essex (NJ)
Whitehouse Station	Hunterdon (NJ)
Ortley Beach	Ocean (NJ)
21st& Park	New York (NY)
Park Slope	Kings (NY)
Queens/Bayside	Queens (NY)
Queens/Jackson Heights	Queens (NY)
Elmwood Park	Bergen (NJ)
Valley Stream	Nassau (NY)
2 Wall Street	New York (NY)
Westhampton Beach	Suffolk (NY)
Stamford/Downtown	Fairfield (CT)

Metropolitan Philadelphia

Location	County

Southampton	Bucks (PA)
Exton	Chester (PA)
South Doylestown	Bucks (PA)
Cross Keys	Gloucester (NJ)
Frazer	Chester (PA)

Metropolitan Washington D.C.

Location	County

Manassas/Liberia	Prince William (VA)
Centreville	Fairfax (VA)
Seven Corners	Fairfax (VA)
Dale City	Prince William (VA)

Southeast Florida

Location	County

West Palm Beach	Palm Beach (FL)
North Palm Beach	Palm Beach (FL)
Palm Beach	Palm Beach (FL)
Lake Worth Road	Palm Beach (FL)
Boynton Beach	Palm Beach (FL)
Delray Beach	Palm Beach (FL)
Boca Raton	Palm Beach (FL)

Forward-Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the “FRB”); inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company’s non-interest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.